Exhibit 2.3

Execution Version

FIRST AMENDMENT TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This First Amendment to Membership Interest Purchase Agreement (this “Amendment”) is made and entered into this 16th day of September, 2025, by and among Simlog Inc., a Delaware corporation (“Simlog Seller”), VEPU Inc., a Delaware corporation (“IKAV Seller” and together with Simlog Seller, each a “Seller” and collectively the “Sellers”), and Mach Natural Resources LP, a Delaware limited partnership (“Purchaser”). Simlog Seller, IKAV Seller and Purchaser are sometimes referred to herein as a “Party” and collectively as “Parties”. Capitalized terms used but not defined in this Amendment will have the meanings given to such terms in the Original MIPA (defined below).

RECITALS

WHEREAS, Sellers and Purchaser entered into that certain Membership Interest Purchase Agreement, dated as of July 9, 2025 (the “Original MIPA” and as amended by this Amendment, the “MIPA”); and

WHEREAS, the Parties desire to amend the Original MIPA in accordance with Section 14.8 thereof in order to reduce the Base Price payable at Closing by reducing the Unit Consideration to equal 30,611,264 Common Units (calculated as the quotient obtained by dividing $445,700,000 by the Reference Price).

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend the Original MIPA as follows:

1. Section 2.2(a). Section 2.2(a) of the Original MIPA is hereby deleted and replaced in its entirety by the following:

“(a) The aggregate consideration to be paid by Purchaser for the Subject Interests shall be Seven Hundred and Seventy Million and Seven Hundred Thousand Dollars ($770,700,000) (the “Base Price”), which amount shall consist of the following components, each as may be adjusted pursuant to this Article 2: (i) Three Hundred and Twenty-Five Million Dollars ($325,000,000) in cash (the “Cash Consideration”) and (ii) 30,611,264 Purchaser Common Units (such Purchaser Common Units, the “Unit Consideration”).”

2. Schedule 2.7(a). The Parties hereby acknowledge that Schedule 2.7(a) to the Original MIPA was calculated using the Base Price as defined in the Original MIPA (the “Original Base Price”), and that the Original Base Price is being amended by Section 1 of this Amendment. Accordingly, the Parties acknowledge and agree that Schedule 2.7(a) to the Original MIPA will not, as of the effectiveness of this Amendment, be an accurate illustrative example of the Preliminary Settlement Statement as contemplated by the Parties as of the date of this Amendment.

3. Schedule 12.4. The Parties acknowledge and agree that each record (i.e. row) within Schedule 12.4 to the Original MIPA is hereby proportionately reduced in a manner consistent with the reduction to the Original Base Price effected by Section 1 of this Amendment.

4. Appendix A. The definition of “Seller Retained Litigation” set forth in Appendix A to the Original MIPA is hereby deleted and replaced in its entirety by the following:

“Seller Retained Litigation” means, collectively, (a) except to the extent attributable to the ownership or operation of the Assets at or following the Closing, the items 1 through 4 of Schedule 4.8, (b) except to the extent attributable to the ownership or operation of the Assets at or following the Closing, item 5 of Schedule 4.8 (to the extent (and only to the extent) the Damages suffered or incurred with respect to item 5 of Schedule 4.8 exceed $7,500,000 and then only with respect to such excess amount), (c) item 1(c) set forth on Schedule 4.9(g) and (d) to the extent applicable prior to the Effective Time and for a period of thirty-six (36) months following the Closing, all items set forth on Schedule 4.9(g) other than item 1(c).

5. EY MSA Charges. Notwithstanding anything in the MIPA to the contrary, each of the Parties acknowledges and agrees that the economic responsibility for the amounts set forth on the Invoice Schedule to EY Change Order #2 (defined below) in effect as of the date of this Amendment (the “Installment Amounts”) shall be allocated as follows: (i) the initial $1,200,000 of the Installment Amounts, which have been paid prior to the Effective Time by or on behalf of Sellers, shall remain for the account of Sellers, (ii) Purchaser (through the Company Group) shall be economically responsible for an amount up to, but not exceeding, $4,000,000 of the Installment Amounts, irrespective of the period of time to which such amounts otherwise relate and (iii) Sellers shall be economically responsible for any remaining Installment Amounts (the “Seller Installment Amount Obligations”). The Parties acknowledge and agree that the total Installment Amounts for EY Change Order #2 are $8,500,000, and that the Seller Installment Amount Obligations shall equal $3,300,000 and shall be recouped by Purchaser as a dollar-for-dollar credit on the Final Settlement Statement, and that the foregoing allocation of economic responsibility for the Installment Amounts shall control over any provisions of the Original MIPA and shall be without duplication to any treatment for the Installment Amounts that the Original MIPA might otherwise provide (e.g., as Working Capital Liabilities, Indebtedness or any other reduction to the Base Price). As used in this Amendment, “EY Change Order #2” means that certain Change Order No 02 effective as of May 21, 2025 to the Master Services Agreement between Ernst & Young LLP and IKAV Energy Inc., effective June 17, 2024, together with the System Integration / Implementation Statement of Work dated June 19, 2024, Change Order No 01 effective as of February 13, 2025.

6. Remaining Interim Period Assignments. As of the Closing, the Interim Period Assignments described on Annex A (the “Remaining Interim Period Assignments”) have not been assigned to a Company Group Member. The Parties acknowledge that in accordance with Section 6.21 of the Agreement, the Parties will continue to use commercially reasonable efforts to assign each Remaining Interim Period Assignment from IKAV Energy and Simlog Seller, as applicable, to a Company Group Member promptly after the Closing Date but effective as of the Effective Time. Until the date such assignment(s) are finalized, the Sellers shall provide Purchaser with the rights, benefits and burdens of such Remaining Interim Period Assignment from and after the Closing in a manner reasonably agreed upon by Purchaser and Sellers.

7. Certain Provisions. The Parties acknowledge and agree that the following Sections of the Original MIPA are incorporated herein by reference mutatis mutandis: Sections 1.2 (References and Rules of Construction), 14.1 (Counterparts), 14.4 (Governing Law; Waiver of Jury Trial), 14.8 (Amendment), 14.10 (Construction), 14.12 (No Nonparty Affiliate Liability), and 14.14 (Severability).

8. Waiver and Release. In consideration for the amendments TO THE ORIGINAL MIPA contemplated by this Amendment, Purchaser hereby knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of its Affiliates and Representatives, that, to the fullest extent permitted under applicable Law, it hereby releases, acquits and discharges and agrees to hold harmless EACH Seller and the OTHER Seller Released Parties of and from any claimS for Fraud arising out of or relating to the Lease Operating Statements, the Company Group Financial Statements, the Audited Financial Statements, the Q2-2025 Financials, ANY RESERVE REPORTS OR any similar REPORTS MADE AVAILABLE TO PURCHASER BY OR ON BEHALF OF THE SELLER RELEASED PARTIES THAT FORMED THE BASIS OF ANY REPRESENTATION OR WARRANTY OF ANY SELLER AS OF THE EXECUTION DATE (COLLECTIVELY, THE “SPECIFIED REPORTS”), BUT TO THE EXTENT AND SOLELY TO THE EXTENT THAT THE SPECIFIC MATTERS GIVING RISE TO ANY SUCH POTENTIAL FRAUD CLAIM WERE CORRECTED AND SUPERSEDED BY UPDATED VERSIONS OF THE SPECIFIED REPORTS DELIVERED IN WRITING BY OR ON BEHALF OF A SELLER RELEASED PARTY TO PURCHASER AFTER THE EXECUTION DATE AND PRIOR TO THE CLOSING FOR THE PURPOSE OF CORRECTING AND SUPERSEDING THE APPLICABLE SPECIFIED REPORT.

9. Ratification; Reaffirmation; and No Release. The Parties hereby ratify and confirm the terms and provisions of the Original MIPA, to the extent modified hereby, for all purposes. The Parties hereby covenant and agree that the MIPA, the Exhibits and Schedules to the MIPA and the other documents contemplated under the MIPA set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and thereby and supersede all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof and thereof. Except as expressly provided herein or in the MIPA, this Amendment shall not release, waive or excuse, and each Party shall remain responsible and liable for, such Party’s respective rights and obligations (or breach thereof) under the MIPA arising prior to, on or after the date hereof. Each reference in the MIPA to “this Agreement,” “hereunder,” “hereof,” “herein” or any other word or words of similar import shall mean and be a reference to the Original MIPA as amended hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first set forth above.

SELLERS:

VEPU INC.

By:	/s/ Constantin von Wasserschleben
Name:	Constantin von Wasserschleben
Title:	CEO and President

By:	/s/ Gregor Gruber
Name:	Gregor Gruber
Title:	CFO

SIMLOG INC.

By:	/s/ Bobby Saadati
Name:	Bobby Saadati
Title:	President

By:	/s/ Megan Ebadat Gresham
Name:	Megan Ebadat Gresham
Title:	Treasurer

Signature Page to First Amendment to membership Interest Purchase Agreement

PURCHASER:

MACH NATURAL RESOURCES LP

By:	/s/ Kevin R. White
Name:	Kevin R. White
Title:	Chief Financial Officer

Signature Page to First Amendment to membership Interest Purchase Agreement

Annex A

Remaining Interim Period Assignments

1.	Master Service Agreement, dated May 4, 2020, among IKAV Energy Inc. and Solar Turbines Incorporated.

2.	Master Goods Agreement, dated April 21, 2023, between IKAV Energy Inc. and MRC Global (US) Inc..

3.	Master Service Agreement, dated November 25, 2022, between IKAV Energy Inc. and Archrock Services, L.P.

4.	Master Service Agreement, dated May 20, 2023, between IKAV Energy Inc. and Ranger Energy Services, LLC.

5.	Master Service Agreement, dated January 22, 2021, between IKAV Energy Inc. and Waukesha-Pearce Industries, LLC.

6.	Master Service Agreement, dated September 29, 2023, between IKAV Energy Inc. and Operational Sustainability, LLC, as amended.

7.	Lease Agreement, dated October 6, 2022 by and between Pitney Bowes Inc. and IKAV Energy Inc.

8.	Order Form for SAP Cloud Services between SAP America, Inc. and IKAV Energy Inc., dated effective May 15, 2024; Order Form No. 305152552 effective June 17, 2024; Order Form No. VA01 effective July 1, 2024; Change Order 01 effective September 30.

Annex A to First Amendment to membership Interest Purchase Agreement